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                                                                    EXHIBIT 10.7




October 1, 1997



PRIVATE AND CONFIDENTIAL
------------------------

Mr. Nicholas H. Marriner, President & CEO
DA Consulting Group, Inc.
Suite 3700
5842 San Felipe Road
Houston, TX 77057


Dear Nick:

Based on my recent discussions with you, I am pleased to propose this agreement for DA Consulting Group, Inc. ("the Company") to retain me as its strategic financial advisor.

1. Services to be Rendered The services that I will render to the Company will include but not be limited to, the following:

        a. stay current on the status of the Company, including assets, financial condition and its prospects, with the assistance of your management team;

        b. assist in identifying, qualifying and contacting (subject to prior approval) potential acquisition or merger partners;

        c. advise and assist the Company with respect to structuring the proposed acquisitions; and

        d. work with the Company in the negotiations to ensure appropriate valuation and proper fit with the Company's objectives; this will include advising the Company regarding the strategy and tactics to be used during the process;

        f. help the Company prepare for its forthcoming initial public offering;

        g. work with the Company to help make select investments, including potential acquisitions of (or mergers with) companies and products.


             260 PLYMOUTH ROAD . GWYNEDD VALLEY, PA  .  19437-0006
                    TEL:215.643.1622  .  FAX: 215.643.1633



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                                                                     DA - page 2

2. Fees As compensation for my advisory and transaction services, the fees shall be:

        a. retainer of $5,000 per month, plus reimbursement, on a monthly basis, of reasonable out-of-pocket expenses;

        b. for acquisitions/mergers completed, a transaction success fee ("Success Fee") equal to 5% of the initial $5 million and 1% of the total valuation above $5 million for each transaction successfully completed payable in cash on the Closing Date of the transaction. The total valuation would include all cash, equity securities, contingent payments, non-compete agreements, all debt assumed, acquired, retired or defeased and the face value of any debt securities issued in such a transaction. 100% of the retainer fees paid from June 1, 1997 (the July invoice) and not previously credited, will be credited towards the Success Fees;

        c. if the transaction includes contingent payments, the Company and I shall mutually attempt to agree on the net present value of such payments. If the Company and I cannot agree on the net present value, then I shall receive the contingent Success Fees as they occur;

        d. in the event the Company enters into a transaction with a firm that I have contacted on behalf of the Company within 12 months after the termination of this agreement, the Company will pay me the Success Fee.

3. Term of Agreement This Agreement shall commence, subject to necessary approvals, as of October 1, 1997 and shall continue in effect until December 31, 1998 and thereafter until terminated by either the Company or me. Termination shall become effective 30 days after written notice of termination is received by the other party, subject to those provisions of this Agreement which have application subsequent to the termination of this Agreement.

4. Indemnity The Company agrees to indemnify and hold me, and any affiliated companies, and their respective officers, directors, controlling persons and employees and any persons retained in connection with the proposed transactions (whether or not consummated), harmless from and against all claims, (including any legal or other expenses incurred in connection with investigating or defending against any such loss, claim, damage or liability or any action in respect thereof), related to or arising out of our activities. Notwithstanding the foregoing, the Company shall not be liable for indemnity under this agreement in respect of any loss, claim, damage, liability or expense arising from my willful misconduct or gross negligence in performing the services described above. This provision shall survive any termination of my engagement as well as the consummation or abandonment of any transaction.





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                                                                     DA - page 3

5.      MISCELLANEOUS   This is the entire agreement of the parties and may not
be amended or modified except in a writing signed by all parties, and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. This agreement shall be binding upon the parties and their respective successors and assigns.

Nick, I look forward to the continuation of our successful relationship. If the foregoing correctly sets forth your understanding, please so indicate by signing and returning to me the enclosed copy of this letter.

Sincerely,

/s/ Dick
----------------
Richard W. Thatcher, Jr.



DA Consulting Group, Inc.


BY: /s/ Nicholas H. Marriner                            Date: 27th October 1997
   -------------------------                                 ------------------
   Nicholas H. Marriner, President.